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                    METLIFE INSURANCE COMPANY OF CONNECTICUT

                              [1300 Hall Boulevard
                              Bloomfield, CT 06002]

                        TAX-SHELTERED ANNUITY ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached, and modifies the terms of the Contract (including any endorsement or rider thereto). The Contract is hereby modified as specified below to qualify as a Tax-Sheltered Annuity (TSA) under Code Section 403(b). This Endorsement replaces any other existing endorsement or rider to the Contract that is designed to modify the Contract to qualify as a TSA. The provisions of this Endorsement shall control to the extent that they are in conflict with those of the Contract. All other terms and conditions of your Contract remain unchanged. Unless expressly stated, the modifications to the Contract under this Endorsement do not remove any non-tax restriction or limitation in the Contract on distributions, contributions, withdrawals or loans, or grant any additional contractual rights not granted by any other section of the Contract, if such a modification or grant is not mandated to maintain the favorable tax treatment of the Contract (or any loan or other distribution thereunder) as a TSA under the Code. The provisions of this Endorsement are effective as of the Contract's issue date, or as of such later date that such a provision is needed to maintain such favorable tax treatment of the Contract (or any distribution) as a TSA under the Code.

A. DEFINITIONS

ANNUITANT OR YOU            An individual named as a measuring life for periodic
                            annuity payments under the Contract. If the Owner is
                            an Eligible Employer, then the individual employee
                            or former employee for whose benefit the Eligible
                            Employer maintains the Contract under the Section
                            403(b) Plan must be the Annuitant under the
                            Contract. If the Owner is a current or former
                            employee of an Eligible Employer, then such current
                            or former employee must be the Annuitant under the
                            Contract.

ANNUITANT'S ELECTION DATE   The December 1 immediately preceding the Required
                            Beginning Date.

ANNUITANT'S YEAR OF DEATH   The calendar year in which the Annuitant dies.

ANNUITY START DATE          The first day of the first period for which an
                            amount is received as an annuity under the Contract,
                            as provided in Code Section 72(c)(4) and any
                            Regulations relating thereto. Such date may be a
                            date shown in the Contract Specifications, or the
                            date the Annuitant has most recently elected under
                            the Contract, if any, for the start of annuity
                            payments if the Annuitant is still living and the
                            Contract is in force or, if earlier, the date that
                            annuity payments actually begin.

APPLICABLE DESIGNATION      September 30 of the calendar year next following the
DATE                        Annuitant's Year of Death, in accordance with Reg.
                            Section 1.401(a)(9)-4, Q&A-4.

APPLICABLE DISTRIBUTION     The period used to determine the amount required to
PERIOD                      be distributed as an RMD during a Distribution Year.

CODE The Internal Revenue Code of 1986, as amended from time to time.

CONTRACT The attached contract, policy or certificate issued by Us as a TSA.

CONTRACT DEBT               Indebtedness secured by a portion of the Contract's
                            cash value as described in Section D below.

CONTRIBUTIONS               The purchase payments, premiums, rollovers or other
                            contributions received by Us under the Contract.

DESIGNATED BENEFICIARY OR   An individual designated or treated as a beneficiary
DB                          under the Contract for RMD purposes in accordance
                            with the Regulations under Code Section 401(a)(9)(E)
                            and related provisions, e.g., Reg. Section
                            1.401(a)(9)-4. Generally, an individual must be such
                            a beneficiary as of the Annuitant's date of death
                            and remain such a beneficiary until the Applicable
                            Designation Date in order to be treated as a
                            Designated Beneficiary.

DB ELECTION DATE            The date that is 30 days prior to the DB Required
                            Beginning Date.

L-22487(12/08)

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
DB REQUIRED BEGINNING       December 31 of the calendar year next following the
DATE                        Annuitant's Year of Death.

DISTRIBUTION YEAR           Any calendar year for which an RMD is required, as
                            provided in Reg. Section 1.401(a)(9)-5, Q&A-1(b) (or
                            in any other applicable provisions of Code Section
                            401(a)(9) or 403(b)(10) or any Regulations or other
                            published IRS guidance relating thereto).

ELECTIVE DEFERRAL           An elective deferral under Reg. Section
                            1.403(b)-2(b)(7) and Reg. Section 1.402(g)(3)-1.

ELIGIBLE EMPLOYER           An employer that is eligible to sponsor a TSA under
                            applicable Regulations interpreting Code Section
                            403(b), e.g., Reg. Section 1.403(b)-2(b)(8). An
                            Eligible Employer may delegate its authority and
                            responsibilities under the Contract and this
                            Endorsement.

ERISA Employee Retirement Income Security Act of 1974, as amended from time to time.

IRS                         Internal Revenue Service.

LIFE EXPECTANCY             The life expectancy of one or more individuals as
                            determined by using the appropriate table in Reg.
                            Section 1.401(a)(9)-9.

MEASURING DESIGNATED        The Designated Beneficiary whose Life Expectancy is
BENEFICIARY                 used under Reg. Section 1.401(a)(9)-4 and Section
                            1.401(a)(9)-5, Q&A-7, to determine any Applicable
                            Distribution Period after the Annuitant's death. If
                            a person other than an individual is designated as a
                            beneficiary of the Annuitant hereunder, the
                            Annuitant shall be treated as having no Designated
                            Beneficiary for this purpose, except as provided
                            otherwise under Reg. Section 1.401(a)(9)-4 and
                            Section 1.401(a)(9)-8 (e.g., by taking into account
                            any Separate Shares). If as of the Applicable
                            Designation Date the Contract (taking into account
                            any Separate Shares) has more than one Designated
                            Beneficiary (and no entity beneficiary), the
                            Measuring Designated Beneficiary is the Designated
                            Beneficiary with the shortest Life Expectancy as of
                            such date.

OWNER The Owner must be either the Eligible Employer maintaining the Section 403(b) Plan under which this Contract is issued or an individual current or former employee of such Eligible Employer who is also the Annuitant.

PRIMARY ANNUITANT           The individual defined in Section F.1(c)(i) below.

QDRO                        A qualified domestic relations order under Code
                            Section 414(p).

QUALIFIED JOINT AND         An election under the survivor benefit rules that is
SURVIVOR ELECTION           described in Section B.6 below.

QUALIFYING DISTRIBUTION     A period of time defined in Section F.1(b)(i) below.
PERIOD

REGULATION OR REG.          A regulation issued or proposed pursuant to the Code.

REQUIRED BEGINNING DATE     Except as provided below, the later of (i) April 1
                            of the calendar year following the calendar year in
                            which the Annuitant reaches age 70 1/2, or (ii)
                            April 1 of the calendar year following the calendar
                            year in which the Annuitant retires from employment
                            with the Eligible Employer maintaining the Section
                            403(b) Plan; provided, however, that clause (ii)
                            does not apply in the case of an Annuitant who is a
                            5-percent owner under Reg. Section 1.401(a)(9)-2,
                            Q&A-2(c), and Section 1.403(b)-6(e)(3), if the
                            Section 403(b) Plan is not part of a governmental
                            plan or a church plan. If distributions hereunder
                            commence prior to the date determined under clause
                            (i) or (ii) above, as applicable, under an annuity
                            option that provides for distributions that are made
                            in accordance with Reg. Section 1.401(a)(9)-6,
                            Q&A-1, then the Annuity Start Date shall be treated
                            as the Required Beginning Date in accordance with
                            Reg. Section 1.401(a)(9)-6, Q&A-10.

RMD                         Required minimum distribution under Code Section
                            401(a)(9) or related Code provision.

ROTH CONTRIBUTION           An Elective Deferral that is a designated Roth
                            contribution under Reg. Section 1.403(b)-3(c).

SECTION 403(B) PLAN         The Eligible Employer's plan with terms that govern
                            the Contract as a TSA under Code Section 403(b).


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
SEPARATE SHARE              A separate portion or segregated share of the
                            benefits maintained under the Contract that is
                            determined by an acceptable separate accounting
                            under Reg. Section 1.401(a)(9)-8, Q&A-3, or that
                            qualifies as a segregated share for an alternate
                            payee under a QDRO under Reg. Section 1.401(a)(9)-8,
                            Q&A-6(b)(1). A Separate Share shall be treated as a
                            separate contract for RMD purposes and Sections B.8
                            and B.9 below. Unless We agree otherwise in writing,
                            We will directly transfer the amount that would
                            otherwise be designated as a Separate Share to a
                            similar contract, policy or certificate issued by
                            Us, or one of Our affiliate companies, for the
                            benefit of the beneficiary or payee.

SEVERANCE FROM EMPLOYMENT   Ceasing to be employed by the Eligible Employer
                            maintaining the Section 403(b) Plan, as defined in
                            Reg. Section 1.403(b)-2(b)(19).

SPOUSE The Annuitant's Spouse, including a former spouse covered by a QDRO who is treated as the Annuitant's
                            Spouse pursuant to Reg. Section 1.401(a)(9)-8,
                            Q&A-6.

SPOUSE'S CONTINUATION       The date that is 30 days prior to the earlier of the
ELECTION DATE               Spouse's Required Beginning Date or December 31 of
                            the fifth calendar year after the Annuitant's Year
                            of Death, in accordance with Reg. Section
                            1.401(a)(9)-3, Q&A-4(c) (or such later corresponding
                            date that reflects Code Section 401(a)(9)(H) or any
                            other applicable provisions of Code Section
                            401(a)(9) or 403(b)(10) or any Regulations or other
                            published IRS guidance relating thereto).

SPOUSE'S REQUIRED           The later of December 31 of the calendar year next
BEGINNING DATE              following the Annuitant's Year of Death or December
                            31 of the calendar year in which the deceased
                            Annuitant would have attained age 70 1/2.

SPOUSE'S YEAR OF DEATH      The calendar year in which the Surviving Spouse
                            dies.

SURVIVING SPOUSE            The surviving Spouse of a deceased Annuitant.

TSA                         A tax-sheltered annuity contract under Code Section
                            403(b), including a custodial account, a retirement account or a life insurance contract that is treated as such an annuity contract under Code Section
                            403(b)(7) or 403(b)(9) or Reg. Section
                            1.403(b)-2(b)(2).

TSA LOAN Contract Debt that is secured by Your TSA and is described in Section D below.

WE OR US OR OUR             MetLife Insurance Company of Connecticut.

B. TAX-SHELTERED ANNUITY PROVISIONS

The Contract is subject to the requirements of Code Section 403(b) and the Regulations relating thereto, and therefore includes the following provisions:

1. Contract Purchased under a Section 403(b) Plan with Nonforfeitable Benefits. The Contract shall be purchased and maintained by an Owner under a Section 403(b) Plan in accordance with Section E below. Pursuant to Reg.
     Section 1.403(b)-3(a)(1), the Contract cannot be purchased under a plan qualifying under Code Section 401(a) or 403(a) or an eligible governmental plan under Code Section 457(b). The Annuitant's rights under the Contract shall be nonforfeitable, and the Contract shall be for the benefit of such Annuitant and his or her beneficiaries.

2. Contract Benefits Not Transferable. No benefits under the Contract may be transferred, sold, assigned, borrowed or pledged as collateral for a loan, or as security for the performance of an obligation, or for any other purpose, to any person other than Us, except as permitted by (a) a federal tax lien, (b) an order under Code Section 401(a)(13)(C), or (c) Reg.
     Section 1.403(b)-10(b) or (c) (e.g., a transfer or distribution pursuant to a QDRO, an intra-plan exchange or plan-to-plan transfer described in Section B.11 below, or a direct transfer to a governmental defined benefit plan pursuant to Code Section 403(b)(13) that is described in Section B.4(c) below.)


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3.   Contributions. Except in the case of a rollover contribution permitted by
     Code Section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10),
     408(d)(3), or 457(e)(16), Contributions must be made by the Annuitant or the Eligible Employer that maintains the Section 403(b) Plan or by means of an intra-plan exchange or plan-to-plan transfer described in Section B.11 below. All Contributions must be made in cash. If the Annuitant dies before the entire interest under the Contract has been distributed, additional Contributions shall not be allowed into the Contract to the extent prohibited by published IRS guidance, e.g., excluding (and allowing in) any rollover or transfer that qualifies under Reg. Section 1.403(b)-10(d). Contributions to the Contract shall be transferred to Us within a reasonable period, within the meaning of Reg. Section 1.403(b)-8(b), and an Elective Deferral may be contributed up to 15 business days following the month in which such an amount would otherwise have been paid to the Annuitant. If the Contract is maintained pursuant to a Section 403(b) Plan, the Eligible Employer shall have the sole responsibility for determining whether any Contribution satisfies the applicable income tax requirements; otherwise, the Owner shall have such responsibility.

     (a) Elective Deferrals and Their Limits. Pursuant to Code Sections 403(b)(1)(E) and 401(a)(30) and Reg. Section 1.403(b)-3(a)(4) and
          -4(c), Elective Deferrals (including those contributed to the Contract and any other Elective Deferrals for the Annuitant under the Section 403(b) Plan and under all other plans, contracts and arrangements that are referred to in Reg. Section 1.403(b)-3(a)(4) and maintained by the Eligible Employer that maintains the Section 403(b) Plan), may not exceed the limits of Code Section 402(g), except as permitted by Code
          Section 414(u) (for certain veterans' rights) or by Code Section 414(v) (for a participant age 50 or over by end of the participant's tax year). If Elective Deferrals exceed this limit, We may distribute amounts equal to such excess (including any income allocable thereto) to the Annuitant as permitted by Reg. Section 1.403(b)-4(f)(4). If not so distributed, such excess amounts (including any income allocable thereto) shall be separately accounted for and disbursed in accordance with Code Section 402(g) or 4979(f) or Reg. Section 1.403(b)-3(b)(2), -4(f) or -7(c). Contributions of Elective Deferrals into the Contract may be suspended for a period of up to six months after an Annuitant receives a hardship distribution allowable under Reg. Section 1.403(b)-6(d).

     (b) Combined Contributions and Their Limits. Pursuant to Code Sections 403(b)(1) and 415(a)(2) and Reg. Section 1.403(b)-3(a)(9) and -4(b),
          total Contributions into the Contract (including Elective Deferrals) may not exceed certain limits under Code Section 415. Any Elective Deferrals or other Contributions that exceed any applicable limits may not be excludable from gross income. Such excess Contributions (including any income allocable thereto) shall be separately accounted for and disbursed in accordance with Code Section 402(g) or 4979(f) or Reg. Section 1.403(b)-3(b)(2), -4(f) or -7(c). The Code Section 415 limitations do not apply in the case of a rollover contribution under Code Section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10),
          408(d)(3), or 457(e)(16), a nontaxable transfer from another contract qualifying under Code Section 403(b) or from a custodial account qualifying under Code Section 403(b)(7), or any Contribution allowed by Code Section 414(u). In addition, any references to restrictions on Contributions imposed pursuant to prior versions of Code Section 403(b)(2) (e.g., references to a Maximum Exclusion Allowance or MEA) are hereby deleted. However, if this Contract is limited by its contractual terms to only accepting single deposits or rollover amounts, this Contract shall continue to be subject to such restrictions, except to the extent provided in the Tax Qualification and ERISA Provisions below. We may distribute Contributions (including any income allowable thereto) that were made under a mistake of fact, including (but not limited to) Contributions in excess of the Code
          Section 402(g) limit or other limit imposed by the Code, but only when permitted by the Code or required by the IRS.

     (c) Separate Accounting. Pursuant to Reg. Section 1.403(b)-3(b)(2) and -6(d)(3), separate accounting shall be maintained under the Contract for: (i) any Elective Deferrals; (ii) any after-tax employee contributions; (iii) any other amounts that are transferred into the Contract from any Code Section 403(b)(7) custodial account, (iv) any undistributed excess contributions or RMDs; (v) any eligible rollover distributions accepted into the Contract pursuant to Reg. Section 1.403(b)-10(d); (vi) any unvested Contributions pursuant to Reg.
          Section 1.403(b)-3(d)(2)(ii); (vii) any Roth Contributions; (viii) any contributions eligible for permissive withdrawal under Code Section 414(w)(2); and (ix) other Contributions and amounts added to the Contract values. Separate accounting maintained under the Contract shall include any amounts for earnings, gains and losses with respect to each of the above separately accounted for categories.


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     (d)  Other Contribution Provisions. Contributions to this Contract may include designated Roth contributions within the meaning of Code
          Section 402A(c)(1), including such Contributions made in a direct rollover from another designated Roth account under an applicable retirement plan described in Code Section 402A(e)(1). Contributions for a church employee as defined under Code Section 414(e)(3)(B) (e.g., a duly ordained, commissioned or licensed minister of a church) shall be accepted as Contributions in accordance with Code Section 415(c)(7). Contributions by an Eligible Employer for an Annuitant who is a former employee thereof shall be accepted under this Contract (i) for a period of five tax years following the tax year in which the employee was terminated by the Eligible Employer in accordance with the Reg. Section 1.403(b)-4(d), (ii) pursuant to Reg. Section 1.415(c)-2(e)(3)(i) relating to certain compensation paid by the later of 2 1/2 months after Severance from Employment or the end of the limitation year that includes the date of Severance from Employment, or (iii) that are attributable to compensation described in Reg.
          Section 1.415(c)-2(e)(4), Section 1.415(c)-2(g)(4) or Section
          1.415(c)-2(g)(7) relating to compensation paid to participants who are permanently and totally disabled, or (iv) relating to qualified military service under Code Section 414(u).

4.   Distribution Restrictions

     (a) Distribution of Elective Deferrals. Pursuant to Code Section 403(b)(11) and Reg. Section 1.403(b)-6, distributions (other than to correct excess Contributions, or upon termination of the Section 403(b) Plan, or of Contributions made prior to January 1, 1989, excluding any earnings thereon) that are attributable to Elective Deferrals may be made only when the Annuitant attains age 59 1/2, has a Severance from Employment, dies, becomes disabled (within the meaning of Code Section 72(m)(7)), incurs a hardship, is eligible for a qualified reservist distribution to which Code Section 72(t)(2)(G) applies, or is eligible for permissive withdrawal under Code Section 414(w)(2). Any such distribution made due to a hardship is limited to the Annuitant's Elective Deferrals (excluding any income thereon) reduced by the aggregate prior distributions to the Annuitant from the Contract.

     (b) Other Distributions Not Attributable to Elective Deferrals. Other distributions not attributable to Elective Deferrals but attributable to other amounts that have been held in a Code Section 403(b)(7) custodial account are generally subject to corresponding restrictions, except that no distribution for hardship is allowable under Reg.
          Section 1.403(b)-6(c). Otherwise, distributions from the Contract generally are not permitted prior to the Annuitant's Severance from Employment or some other event allowed by Reg. Section 1.403(b)-6(b), except to the extent that such a distribution is attributable to either (i) after-tax employee contributions or earnings thereon, or
          (ii) amounts separately accounted for eligible rollover distributions pursuant to Reg. Section 1.403(b)-6(i) and -10(d).

     (c) Purchase of Permissive Service Credit. Pursuant to Code Section 403(b)(13), any amounts held under this Contract may be transferred at the Annuitant's direction in a direct transfer from this Contract to a defined benefit governmental plan under Code Section 414(d) in accordance with Reg. Section 1.403(b)-10(b)(4).

     (d) Certain Mandatory Distributions. Pursuant to Code Sections 403(b)(10) and 401(a)(31)(B), if the distributee of any mandatory distribution that is described in Code Section 401(a)(31)(B)(ii) and that exceeds $1,000 does not elect to have such distribution paid either to such distributee or in a direct transfer to an eligible retirement plan pursuant to Code Section 401(a)(31)(A), such distribution shall be paid in a direct transfer to an individual retirement plan designated by the Eligible Employer sponsoring the governing Section 403(b) Plan (or by another fiduciary thereunder), and the distributee shall be notified in writing about such transfer and that such distribution may be transferred to another individual retirement plan, in accordance with Code Section 401(a)(31) and Reg. Section 1.403(b)-7(b)(5) (and to the extent required thereby).

5.   Rollover Distributions. Notwithstanding any provision of a governing
     Section 403(b) Plan to the contrary that would otherwise limit a distributee's election under this Section B.5, pursuant to Code Sections 403(b)(10) and 401(a)(31) and Reg. Section 1.403(b)-7(b), a distributee may elect, at the time and in the manner prescribed by Us (and, where applicable, by the Eligible Employer), to have any portion of an eligible rollover distribution (within the meaning of Code Section 402(f)(2)(A)) paid directly to an eligible retirement plan described in Code Section 401(a)(31)(E) that is specified by the distributee, by means of a direct transfer or direct rollover.

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     (a)  Eligible Rollover Distribution. As indicated in Reg. Section
          1.403(b)-7(b) and Section 1.402(c)-2, Q&A-3 and Q&A-4, such an eligible rollover distribution includes any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: (i) any distribution that is one of a series of substantially equal periodic payments (made not less frequently than annually) for the life (or life expectancy) of the Annuitant or the joint lives (or joint life expectancies) of the Annuitant and the Annuitant's designated beneficiary, or for a specified period of ten years or more; (ii) any distribution to the extent such distribution is an RMD required under Code Sections 403(b)(10) or 401(a)(9); (iii) any hardship distribution; (iv) any distribution that is a permissible withdrawal described in Code Section 414(w)(2); or (v) any other amount so designated in published federal tax guidance. For these rollover purposes, any reference to the Annuitant also shall refer to the Annuitant's Spouse (including any Surviving Spouse or any former spouse under a QDRO, as applicable) with respect to any interest of such Spouse hereunder, in accordance with Code Section 402(c)(9) or 402(e)(1). Under Code Section 402(c)(2) an eligible rollover distribution shall not automatically exclude any portion thereof that is excludable from gross income (e.g., an after-tax employee contribution); however, any such excludable portion shall be ineligible for such rollover treatment unless such excludable portion is either (i) transferred to an IRA described in Code Section 402(c)(8)(B)(i) or (ii), or (ii) directly transferred to a plan qualified under Code Section 401(a) or 403(b) and such plan provides for separate accounting for amounts so transferred (including earnings thereon and a separate accounting for the portion includable in gross income and the portion not so includable), in accordance with Reg.
          Section 1.403(b)-7(b)(1).

     (b) Eligible Retirement Plan. An eligible retirement plan includes (i) an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and that agrees to accept and separately account for the distributee's eligible rollover distribution that is transferred into such plan from the Contract, or
          (ii) an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), an annuity contract described in Code Section 403(b), or a qualified plan described in Code Section 401(a), that accepts the distributee's eligible rollover distribution. The term eligible retirement plan also shall apply in the case of an eligible rollover distribution for the Annuitant's Spouse that is made in accordance with Code Section 402(c)(9) or 402(e)(1). Under Code Section 402(c)(8)(B), if any
          portion of an eligible rollover distribution is attributable to payments or distributions from a designated Roth account under Code
          Section 402A, an eligible retirement plan with respect to such portion shall include only (1) another designated Roth account for the individual from whose account such distribution is made or (2) a Roth IRA under Code Section 408A for such individual.

6. Joint and 50% Survivor Annuity Requirements. For a Contract that is subject to the survivor benefit requirements of Code Section 401(a)(11) under Reg.
     Section 1.401(a)-20, Q&A-3(a) or (d) (e.g., where the Section 403(b) Plan is subject to ERISA Title I Section 205), if the Annuitant is married at the Annuity Start Date, payments shall be made in the form of a Joint and 50% Survivor Annuity, with the Annuitant's Spouse as the Joint Annuitant, unless an optional form of benefit is selected in accordance with this Section B.6. Under this Joint and 50% Survivor Annuity form, payments shall be made during the lifetime of the Annuitant and, following the Annuitant's death, payments equal to 50% of the joint payment amount shall continue to such Spouse for life. In addition, the benefits under such a Contract are provided in accordance with the applicable consent, present value and other requirements of Code Sections 401(a)(11) and 417 and Reg. Section 1.417(e)-1(e) and the rules in Reg. Section 1.401(a)-20, Q&A-25 (for participants who are unmarried or who have a change in marital status and for surviving spouses).

     (a) The Annuitant may choose (without the consent of any other person) an alternative amount of the payment continuing to the Surviving Spouse from the joint and survivor annuity options offered by Us, provided that the amount of each payment to the Surviving Spouse under such option shall be not less than 50%, nor greater than 100%, of the periodic annuity benefit amount paid to the Annuitant, in accordance with Code Section 417(b).

     (b) In addition to the joint and survivor annuity options described in Section B.6(a) above, as of the Annuity Start Date the Annuitant can elect any other optional form of payment that is provided by the Contract, provided that both of the following conditions are satisfied:

          (i) In accordance with Code Section 417 and Reg. Section 1.401(a)-20, Q&A-31, the Annuitant files a Qualified Joint and Survivor Election with Us within the 180-day period ending on such date, as follows (after receiving a written explanation thereof, including the revocability of such an election during such period, from a Section 403(b) Plan representative):

               (1) In the case of an Annuitant who is married at the time of election, a Qualified Joint and Survivor Election is made by
                    (A) a written statement by the Annuitant waiving the joint and survivor annuity options described above in this Section
                    B.6 and specifying the form of benefit and the beneficiary designation(s) desired, and (B) a written statement from the Annuitant's Spouse consenting to such election. Neither the form of benefit nor any beneficiary designation selected in such a Qualified Joint and Survivor Election can be changed without spousal consent, unless such Spouse consents in writing to future designations by the Annuitant without such spousal consent. Any such written spousal consent must acknowledge the election's effect and be witnessed by a notary public or Section 403(b) Plan representative. If it is established to the satisfaction of a Section 403(b) Plan representative that such Spouse's consent cannot be obtained because such Spouse cannot be located or because of other circumstances allowed by Regulations, the Annuitant's election can still be deemed to be a Qualified Joint and Survivor Election; or

               (2) In the case of an Annuitant who is not married at the time of election, a Qualified Joint and Survivor Election is made by a written statement by the Annuitant to a Section 403(b) Plan representative attesting to the fact that he or she is not married and specifying the optional form of payment and beneficiary designation(s) desired.

          (ii) The option selected satisfies any applicable requirements of Section B.8 below.

7. Survivor Benefits for Plans Subject to Joint and 50% Survivor Annuity Requirements. For a Contract that is subject to the survivor benefit requirements of Code Section 401(a)(11) under Reg. Section 1.401(a)-20, Q&A-3(a) or (d), if an Annuitant is married upon the Annuitant's death, then the deceased Annuitant's interest in the Contract is subject to the provisions of the next paragraph (a) (in addition to Section B.9 below), unless such Spouse is deemed to have consented to a less favorable disposition of such interest in accordance with the next paragraph (b).

     (a) The Surviving Spouse shall be treated as the sole beneficiary of the following portion of the deceased Annuitant's interest in the Contract, and may apply any part (or all) of such beneficial interest to provide an annuity that satisfies any applicable requirements of Section B.9 below and Reg. Section 1.401(a)-20 (e.g., Q&A-20 and Q&A-22). Accordingly, (i) the Surviving Spouse shall be treated as the sole beneficiary of such Annuitant's interest in the Contract if no other beneficiary is entitled to any portion of such interest as of such Annuitant's death; or (ii) if some other beneficiary is entitled to any portion of such Annuitant's interest in the Contract as of such Annuitant's death, then the Surviving Spouse shall be treated as the sole beneficiary of at least 50% of the nonforfeitable account balance of the Contract as of such Annuitant's death, in accordance with Code
          Section 417(c), and all of such Surviving Spouse's beneficial interest may be treated as a Separate Share.

     (b) The Surviving Spouse shall be deemed to have consented to a less favorable disposition of the deceased Annuitant's interest in the Contract than that provided under the immediately preceding paragraph
          (a), if in accordance with Code Section 417(a)(2) either: (i) Such Spouse (or such Spouse's legal representative) has consented to such a disposition and acknowledged its effect in a written statement witnessed by a notary public or a Section 403(b) Plan representative; or (ii) it is established to the satisfaction of a Section 403(b) Plan representative that such consent cannot be obtained because such Spouse cannot be located or does not exist or because of other circumstances allowed by Regulations.

     (c) Subject to such deemed spousal consent, the Annuitant may provide for any disposition of such Annuitant's interest in the Contract that is different from that in the immediately preceding paragraph (a) by a revocable election that (i) specifies the form of benefit and the beneficiary designation(s) desired and (ii) otherwise satisfies Code
          Section 417, after receiving a written explanation thereof from a
          Section 403(b) Plan representative. An Annuitant that makes such a revocable election also shall have the option of selecting a qualified optional survivor annuity in accordance with Code Sec. 417(a)(1)(A)(ii).

8. Required Minimum Distributions (RMDs). The Contract and all benefits, distributions and payments made under it shall comply with and conform to the RMD and incidental benefit rules of Code Sections 401(a)(9) and 403(b)(10) and the Regulations relating thereto (e.g., Reg. Section 1.403(b)-6), as well as any applicable survivor benefit rules referred to above in Section B.6 or B.7 relating to plans subject to the Joint and 50% Survivor Annuity rules, and shall be administered or adjusted accordingly, e.g., pursuant to the Tax Qualification Provisions below. Such rules shall override any benefit, distribution or payment provisions in the Contract that are inconsistent with such rules, and the selection of any annuity or other distribution option described in the Contract that does not satisfy the requirements of this Section B.8 shall not be permitted. Accordingly:

     (a)  The entire interest under the Contract shall be distributed:

          (i)  No later than the Required Beginning Date, or

          (ii) By periodic distributions, starting no later than the Required Beginning Date, over the Annuitant's life or the lives of the Annuitant and a Designated Beneficiary (or over a period not extending beyond the Annuitant's Life Expectancy or the joint and last survivor Life Expectancy of the Annuitant and a Designated Beneficiary).

     (b)  RMDs shall be made in accordance with the Regulations under Code
          Section 401(a)(9) and related Code provisions. Accordingly:

          (i) Unless the Annuitant elects otherwise in writing to Us by the Annuitant's Election Date to have the Annuitant's entire interest distributed under another method offered by Us that satisfies Code Section 401(a)(9) or Reg. Section 1.401(a)(9)-6, Q&A-1(a), the RMD amount that must be distributed each Distribution Year with respect to the Contract shall be equal to the quotient obtained by dividing the Annuitant's account balance for the Contract (as determined under Reg. Section 1.403(b)-6(e)(2), Reg.
               Section 1.408-8, Q&A-6, and Reg. Section 1.401(a)(9)-6, Q&A-12,
               including any adjustment for any rollover, transfer or recharacterization under Reg. Section 1.408-8, Q&A-7 or Q&A-8) by the Applicable Distribution Period. For these purposes:

               (1) The Applicable Distribution Period is determined by using the Uniform Lifetime Table in Reg. Section 1.401(a)(9)-9, Q&A-2, in accordance with Reg. Section 1.401(a)(9)-5, Q&A-4(a), or

               (2) If the Annuitant's Spouse is treated as the sole Designated Beneficiary for the Contract (taking Separate Shares into account) for the Distribution Year under Reg. Section 1.401(a)(9)-5, Q&A-4(b), the Applicable Distribution Period is the longer of the distribution period under subparagraph
                    (1) immediately above or the joint Life Expectancy of the Annuitant and such Spouse, recalculated annually and based on their attained ages as of their birthdays in such Distribution Year, as reflected in the Joint and Last Survivor Table in Reg. Section 1.401(a)(9)-9, Q&A-3.

               Such RMD must be distributed no later than the Required Beginning Date for the first Distribution Year, and for each subsequent Distribution Year by December 31 thereof. However, the Annuitant may arrange to have any portion (or all) of such RMD distributed from another TSA held by such Annuitant (rather than from the Contract) in accordance with Reg. Section 1.403(b)-6(e)(7). The Annuitant shall be responsible for determining whether the RMD requirements are met in such instance, and We shall have no responsibility for such a determination. If the Annuitant dies on or after the Required Beginning Date, an RMD is required for the Annuitant's Year of Death, determined as if the Annuitant had lived throughout that year.

          (ii) On reasonable notice to Us, the Annuitant may elect in writing to have any portion or all of the undistributed interest under the Contract applied to an annuity option offered by Us that satisfies Code Section 401(a)(9) (and is not prohibited by any applicable survivor benefit rules referred to in Section B.6 or
               B.7 above). Such an annuity option must make annuity or other periodic payments at intervals no longer than one year, and must satisfy the other requirements of Reg. Section 1.401(a)(9)-6, including:

               (1) Life annuity or a joint and survivor annuity. The Annuitant must be a measuring life under any life annuity option elected during the Annuitant's lifetime. Any periodic annuity payment to any survivor under a joint and survivor annuity may not exceed the applicable percentage of the annuity payment to the Annuitant and other limits, as provided in Reg. Section 1.401(a)(9)-6, Q&A-2.

               (2) Life (or joint and survivor) annuity with period certain. The amounts and duration of the annuity payments must satisfy the requirements in Reg. Section 1.401(a)(9)-6, Q&A-1(b) and Q&A-2(d).

               (3) Period certain annuity without a life contingency. The period certain may not exceed the maximum period specified in Reg. Section 1.401(a)(9)-6, Q&A-3(a) and Q&A-10(b).

               (4) Annuity payments may not be in increasing amounts, except as allowed by Reg. Section 1.401(a)(9)-6, Q&A-1(a) or Q&A-14.

          (iii) The foregoing notwithstanding, no RMD is required with respect to the calendar year 2009 or any other period that is so provided under Code Section 401(a)(9) or 403(b)(10) or any Regulations or other published IRS guidance relating thereto.

     (c) Any current death benefit protection amount (in excess of the current account balance amount), or any disability, health or accident benefit amount, that is provided by the Contract shall not exceed the amount permitted either by the incidental benefit rules in Reg. Section 1.403(b)-6(g) or -8(c) or by the Section 403(b) Plan.

9. RMDs upon Annuitant's Death. Upon the Annuitant's death, RMDs shall be made under the Contract in accordance with this Section B.9 and the Regulations under Code Section 401(a)(9) and related Code provisions. Accordingly, no RMD is required with respect to the calendar year 2009 or any other period that is so provided under Code Section 401(a)(9) or 403(b)(10) or any Regulations or other published IRS guidance relating thereto.

     Outside of such an RMD exception, selection of any annuity or other distribution option described in the Contract that does not satisfy the requirements of this Section B.9 shall not be permitted.

     (a) If the Annuitant dies before distribution of the Annuitant's interest in the Contract has begun in accordance with paragraph 8(a) above and Code Section 401(a)(9)(A)(ii) (e.g., before the Required Beginning
          Date), the entire interest shall be distributed by December 31 of the fifth calendar year that follows the Annuitant's Year of Death (or such corresponding later date that reflects Code Section 401(a)(9)(H) or any other applicable provisions of Code Section 401(a)(9) or 403(b)(10) or any Regulations or other published IRS guidance relating thereto), except to the extent that paragraph 9(c) or (d) below applies.

     (b) If the Annuitant dies after distribution of the Annuitant's interest in the Contract has begun in accordance with paragraph 8(a) above and Code Section 401(a)(9)(A)(ii) (e.g., on or after the Required Beginning Date) but before the Annuitant's entire interest has been distributed, the remaining interest shall be distributed at least as rapidly as under the method of distribution being used immediately prior to the Annuitant's death, except to the extent that paragraph 9(c) or (d) below applies. More specifically, such remaining interest shall be distributed as least as rapidly as follows:

          (i) To the extent that an annuity payout option is in effect on the Annuitant's death that satisfies Reg. Section 1.401(a)(9)-6, Q&A-1, any such remaining interest shall continue to be distributed under the annuity payout option chosen.

          (ii) To the extent that the Contract has no such annuity payment option in effect but does have a Measuring Designated Beneficiary as of the Applicable Designation Date, paragraph (9)(c) or (d) below shall apply.

          (iii) To the extent that the Contract has no such annuity payout option in effect and no Measuring Designated Beneficiary as of the Applicable Designation Date, then the RMD amount that must be distributed each Distribution Year with respect to the Contract shall be equal to the quotient obtained by dividing the account balance for the Contract (as determined in accordance with subparagraph 8(b)(i) above) by the Applicable Distribution Period. For this purpose, the Applicable Distribution Period shall be determined by the Annuitant's remaining Life Expectancy, using the Annuitant's age as of the Annuitant's birthday in the Annuitant's Year of Death. For Distribution Years after the Annuitant's Year of Death such Applicable Distribution Period is reduced by one year for each calendar year that has elapsed since the Annuitant's Year of Death.

     (c) If the Surviving Spouse is the sole Designated Beneficiary under the Contract (taking Separate Shares into account) as of the Applicable Designation Date, then:

          (i) If no irrevocable written election to the contrary has been filed with Us by the deceased Annuitant (or, if the Annuitant dies prior to the Required Beginning Date, by the Surviving Spouse) prior to the Spouse's Continuation Election Date, the Contract shall continue in the name of the deceased Annuitant, and the RMD amount that must be distributed each Distribution Year with respect to the Contract shall be equal to the quotient obtained by dividing the account balance for the Contract (as determined in accordance with subparagraph 8(b)(i) above) by the Applicable Distribution Period. In that case:

               (1) If the Annuitant dies prior to the Required Beginning Date, such RMDs must begin by the Spouse's Required Beginning Date. For this purpose, the Applicable Distribution Period for each Distribution Year after the Annuitant's Year of
                    Death:

                    (A) Is measured by the Surviving Spouse's remaining Life Expectancy, recalculated annually through the Spouse's Year of Death, and

                    (B) For a Distribution Year after the Spouse's Year of Death, is measured by the Surviving Spouse's remaining Life Expectancy as of the Surviving Spouse's birthday in the Spouse's Year of Death, reduced by one year for each calendar year that has elapsed since the calendar year next following the Spouse's Year of Death.

               (2) If the Annuitant dies prior to the Required Beginning Date but the Surviving Spouse dies before such RMDs commence to such Spouse, any such remaining interest shall be distributed, starting by the end of the calendar year following the calendar year of the Surviving Spouse's death, over the remaining life expectancy of any Measuring Designated Beneficiary of such Spouse (taking Separate Shares into account), determined using such beneficiary's age as of his or her birthday in the year following the death of the such Spouse and reduced by one each subsequent year, or, if elected (or if the Contract has no Measuring Designated Beneficiary as of the Applicable Designation
                    Date), shall be distributed by the end of the calendar year containing the fifth anniversary of such Spouse's death (or such corresponding later date that reflects Code Section 401(a)(9)(H) or any other applicable provisions of Code
                    Section 401(a)(9) or 403(b)(10) or any Regulations or other published IRS guidance relating thereto.

               (3) If the Annuitant dies on or after the Required Beginning Date, such RMDs must commence to the Surviving Spouse no later than the DB Required Beginning Date. The amount of such RMDs and the Applicable Distribution Period are determined as described above in this subparagraph 9(c)(i). However, in such case the Applicable Distribution Period shall not be shorter than the Applicable Distribution Period measured by using the Annuitant's remaining Life Expectancy in accordance with subparagraph 9(b)(iii) above and Reg.
                    Section 1.401(a)(9)-5, Q&A-5(a)(1).

          (ii) Any Surviving Spouse may arrange to have any portion (or all) of any RMD that is distributable with respect to such Spouse's interest in the Contract distributed from another TSA formerly owned by the deceased Annuitant for which such Spouse is also a designated beneficiary (rather than from the Contract) in accordance with Reg. Section 1.403(b)-6(e)(7). Such Spouse shall be responsible for determining whether the RMD requirements are met in such instance, and We shall have no responsibility for such a determination.

          (iii) The Surviving Spouse may make an irrevocable election in writing with Us by the Spouse's Continuation Election Date to have such Surviving Spouse's entire interest under the Contract distributed under another method offered by Us that satisfies Code Section 401(a)(9) or Reg. Section 1.401(a)(9)-6, Q&A-1(a). Such optional methods include the following:

               (1) Any optional method that satisfies the time period rule in paragraph 9(a) above (which is available only if the Annuitant dies before the Required Beginning Date), or

               (2) Any annuity option that satisfies Reg. Section 1.401(a)(9)-5, Q&A-1(e).

     (d) If as of the Applicable Designation Date the Contract (taking Separate Shares into account) has at least one Designated Beneficiary and no entity (e.g., a trust or estate) is treated under Reg. Section 1.401(a)(9)-4, Q&A-3, as a designated beneficiary under the Contract, then:

          (i) To the extent that no irrevocable written election to the contrary has been filed with Us by the deceased Annuitant (or, if the Annuitant dies prior to the Required Beginning Date, by any such Designated Beneficiary by the DB Election Date), then the Contract shall continue in the name of the deceased Annuitant and annual distributions of the remaining interest in the Contract must be made over the Applicable Distribution Period, starting no later than the DB Required Beginning Date. In that case, the RMD amount that must be distributed each Distribution Year with respect to the Contract shall be equal to the quotient obtained by dividing the account balance for the Contract (as determined in accordance with subparagraph 8(b)(i) above) by the Applicable Distribution Period. For these purposes:

               (1) The Applicable Distribution Period for the Distribution Year next following the Annuitant's Year of Death is determined by the Measuring Designated Beneficiary's remaining Life Expectancy, using such beneficiary's age as of such beneficiary's birthday in such Distribution Year; and

               (2) For a subsequent Distribution Year the Applicable Distribution Period is reduced by one year for each calendar year that has elapsed since the calendar year next following the Annuitant's Year of Death.

               However, if the Annuitant dies on or after the Required Beginning Date, such Applicable Distribution Period shall not be shorter than the Applicable Distribution Period measured by using the Annuitant's remaining Life Expectancy in accordance with subparagraph 9(b)(iii) above and Reg. Section 1.401(a)(9)-5, Q&A-5(a)(1). Such RMD must be distributed no later than the DB Required Beginning Date, and for each subsequent Distribution Year by December 31 thereof.

          (ii) Any Designated Beneficiary may arrange to have any portion (or all) of such RMD (that is distributable with respect to such beneficiary's interest in the Contract) distributed from another TSA formerly owned by such deceased Annuitant for which such beneficiary is also a designated beneficiary (rather than from the Contract) in accordance with Reg. Section 1.403(b)-6(e)(7). Such beneficiary shall be responsible for determining whether the RMD requirements are met in such instance, and We shall have no responsibility for such a determination.

          (iii) Any such Designated Beneficiary may make an irrevocable election in writing with Us by the DB Election Date to have such Designated Beneficiary's entire interest under the Contract distributed under another method offered by Us that satisfies Code Section 401(a)(9) or Reg. Section 1.401(a)(9)-6, Q&A-1(a). Such optional methods include the following:

               (1) Any optional method that satisfies the time period rule in paragraph 9(a) above (which is available only if the Annuitant dies before the Required Beginning Date), or

               (2) Any annuity option that satisfies Reg. Section 1.401(a)(9)-5, Q&A-1(e).

     (e) Any amounts payable to a minor who is a child of the Annuitant shall be treated as if they are payable to the Surviving Spouse to the extent that the remainder of the interest becomes payable to such Spouse when such minor reaches the age of majority, in accordance with Reg. Section 1.401(a)(9)-6, Q&A-15.

     (f) Unless the Annuitant has provided to the contrary in writing to Us (e.g., by selecting an annuity option that is not prohibited by any applicable survivor benefit rules referred to in Section B.6 or B.7 above), any beneficiary of any interest under the Contract shall have an unlimited right after the notice date provided in the Contract, upon 30 days written notice to Us, to withdraw any portion or all of such interest or to apply any such amount to an annuity option that satisfies Reg. Section 1.401(a)(9)-5, Q&A-1(e).

10. Annual Reports. We shall furnish annual calendar year reports concerning the status of the Contract and such information concerning RMDs as is prescribed by the IRS.

11. Tax-Free Exchanges. Tax-free exchanges within the Section 403(b) Plan and plan-to-plan transfers involving this Contract shall be allowed prior to the Annuity Starting Date to the extent permitted by Reg. Section 1.403(b)-10(b). Withdrawal or surrender charges under the Contract may apply to such exchanges and transfers as if they were withdrawals.

12. Waiver of Withdrawal or Surrender Charges. We may waive by Our written notice to You applicable withdrawal or surrender charges with respect to all or any portion of the Contract value that is directly transferred to another funding vehicle or an annuity contract issued by Us or one of Our affiliate companies.

C. TAX QUALIFICATION AND ERISA PROVISIONS

This Endorsement is intended to qualify the Contract as a TSA under Code Section 403(b) for federal tax purposes, and to satisfy the applicable requirements of Code Section 403(b) and any Regulations relating thereto. To achieve these purposes, the provisions of this Endorsement and the Contract (including any other endorsement or rider that does not specifically override these tax qualification provisions) shall be interpreted to ensure or maintain such a tax qualification, despite any other provision to the contrary. Any benefits, payments or distributions under the Contract shall be conformed or restricted to, or made in, any amount, time and manner needed to maintain such a tax qualification under the applicable provisions of the Code and Regulations, and the Contract is subject to separate accounting rules, subdivision or severance to maintain such a tax qualification of the Contract to the maximum extent possible, e.g., under Reg. Section 1.403(b)- 3(b)(2), -3(d), -4(f), -6 or
-10(d). We reserve the right to amend this Endorsement or the Contract from time to time to reflect any clarifications that may be needed or are appropriate to maintain such a tax qualification under the Code or to conform the Contract to any applicable changes in the tax qualification requirements, as provided in the Code or any Regulations or other published IRS guidance relating thereto. We also reserve the right to amend this Contract from time to time in order to meet any requirements that may apply to it under ERISA. We will send the Owner and Annuitant a copy of any such amendment, and when required by law, We will obtain the approval of the appropriate regulatory authority.

D. TSA LOAN PROVISIONS

If the Contract allows loans, it is subject to the TSA Loan Provisions in this Section D. Although there are no restrictions on Your ability to exercise any right provided by the loan provisions in the Contract, any exercise of those loan provisions that is not permitted by the governing Section 403(b) Plan or by this Endorsement may disqualify such loan, the Contract or the governing Section 403(b) Plan from favorable tax treatment under Code Section 403(b) or 72(p). Subject to this caveat and the TSA Loan Limits in Section D.1 below, You may request a TSA Loan from Your Contract that is provided by a legally enforceable agreement and is secured by a portion of the Contract's cash value ("Contract Debt"). Adverse tax consequences may result if You exceed Your TSA Loan limits or You fail to satisfy the repayment requirements for a qualified TSA Loan under Code Section 72(p)(2), and any TSA Loan must be repaid in full no later than the Annuity Start Date. Any such excess loan amount or failure to repay could result in a disqualified TSA Loan that could be treated as a currently taxable distribution from Your Contract (e.g., under Reg. Section 1.403(b)-7(d) or Reg.
Section 1.72(p)-1).

Such a disqualified TSA Loan also could lead to one or more automatic withdrawals from Your Contract's cash value to repay such loan, and may be subject to federal tax withholding and a federal penalty tax on premature distributions, regardless of when any such unpaid amounts are repaid. The tax and other qualified retirement plan rules relating to TSA Loans are complex and in many cases unclear, and may involve spousal consent requirements (e.g., under ERISA Title I Section 205 or Code Sections 401(a)(11) and 417(a)(4), pursuant to Reg. Section 1.401(a)-20, Q&A-3(d) and Q&A-24). For these reasons, and because the rules vary depending on the individual circumstances of each Contract, We advise that You consult with a qualified tax adviser before exercising the TSA Loan Provisions of the Contract.

1. TSA Loan Limits. No TSA Loan made under Your Contract is allowed to exceed the lesser of (a) or (b) where, in accordance with Code Section 72(p)(2)(A):

     (a) "(a)" equals $50,000 less any excess of (i) the highest outstanding balance of plan loans to You (aggregating all loans from the Section 403(b) Plan and other qualified plans) during the one-year period prior to the date such TSA Loan is made, over (ii) the outstanding balance of plan loans to You (aggregating all loans from the Section 403(b) Plan and other qualified plans) on the date such TSA Loan is made; and

     (b) "(b)" equals the greater of (i) 50% of Your nonforfeitable amount of the Contract's cash value or (ii) Your nonforfeitable amount of the Contract's cash value up to $10,000.

     If purchase payments have been made under a Code Section 403(b) Plan that is subject to ERISA, the maximum TSA Loan amount in any case cannot exceed 50% of Your nonforfeitable amount of the Contract's cash value. Your Contract or the Section 403(b) Plan may further limit the amount of the loan and the circumstances under which TSA Loans are permitted. In addition, no TSA Loan refinancing or multiple TSA Loans are allowable under the Contract unless such a TSA Loan transaction satisfies the applicable requirements of Reg. Section 1.72(p)-1, Q&A-19(b) and Q&A-20. The interest rate on any TSA Loan shall not exceed a reasonable rate of interest, within the meaning of Code Section 4975(d)(1)(D) and Reg. Section 1.403(b)-6(f). In addition, withdrawals and transfers under the Contract shall be restricted while any Contract Debt is outstanding.

2. Repayment and Default Terms. You must repay principal and interest of any TSA Loan generally within 5 years after its effective date. However, if You have certified to Us that your TSA Loan proceeds will be used to acquire a dwelling unit that is to be used as Your principal residence under Code
     Section 72(p)(2)(B)(ii), then You may request a TSA Loan for a reasonable time that is provided in Your TSA Loan agreement, which may exceed 5 years. In either case, You must repay any loan under the Contract in full prior to the Annuity Start Date.

     (a) Your TSA Loan, including principal and accrued interest, must be repaid not less frequently than quarterly in installments that are substantially level, in accordance with Code Section 72(p)(2)(C). If a TSA Loan repayment is not made when due, We will declare the entire remaining TSA Loan balance in default. At that time, We will provide written notification of the amount needed to bring the TSA Loan back to the current status. You generally will have a specified grace period from the date on which the TSA Loan is declared in default to make the required repayment, but such grace period shall not extend beyond the end of the calendar quarter following the calendar quarter in which such TSA Loan repayment was due, in accordance with Reg.
          Section 1.72(p)-1, Q&A-10(a).

     (b) If the required repayment is not received by the end of such grace period, to the extent provided in Your TSA Loan agreement or as otherwise required under federal tax law, We will treat the entire unpaid TSA Loan balance (including any accrued interest thereon) as a taxable distribution to You as of the time of such nonpayment, in accordance with Code Section 72(p) and any Regulations relating thereto. The amount of the outstanding loan is taxable at the time of such nonpayment, even if the amount is not eligible for distribution and may be subject to contractual withdrawal or surrender charges. To the extent permissible under the Code (including Code Section 403(b)(11)) and ERISA, We also shall process a withdrawal against the Annuitant's nonforfeitable amount of Contract cash value after the end of the grace period so as to surrender the amount of cash value necessary to pay all or a portion of the defaulted TSA Loan balance and any withdrawal or surrender charge and required tax withholding. The processing of any such withdrawal after the grace period shall reduce the TSA Loan balance owing and stop any further interest from accruing on the portion of the loan balance offset. However, it will not prevent or reverse a default of the loan or the tax reporting of the entire loan balance as a distribution for tax purposes, if any repayment has not been received by us from You by the end of the grace period for the repayment.

     (c) If We are prohibited under the federal tax law or ERISA from processing a withdrawal to repay amounts for which You are legally in default under the terms of Your TSA Loan agreement, You shall continue to be charged interest on the delinquent amounts, as provided under the terms of Your TSA Loan agreement, until such a withdrawal can be made. If required by the federal tax law, We also will report as a taxable distribution any of the interest charged and not paid with respect to any amounts in default which We are not permitted to withdraw from the Contract cash value. When We are no longer prohibited under the federal tax law or ERISA from processing a withdrawal to repay amounts for which You are legally in default under the terms of Your TSA Loan agreement, We will process a withdrawal against the nonforfeitable amount of Contract cash value so as to surrender the amount of cash value necessary to pay all or a portion of the defaulted TSA Loan balance and any withdrawal or surrender charge and required tax withholding.

3. Tax Provisions. The terms of any TSA Loan made pursuant to this Endorsement are intended to qualify for the exceptions in Code Sections 72(p)(2) and 4975(d)(1) so that the distribution of the TSA Loan proceeds will not constitute a distribution that is taxable to You, and shall be interpreted accordingly to the maximum extent possible.

E. COORDINATION WITH THE SECTION 403(B) PLAN

1. Contract Maintained Pursuant to Section 403(b) Plan. This Contract shall be maintained pursuant to the terms of the Section 403(b) Plan in connection with which it was issued unless the Code, the Regulations or other federal tax guidance does not require this Contract to be maintained pursuant to a
     Section 403(b) Plan. If this Contract is maintained pursuant to the terms of the Section 403(b) Plan, the terms of this Contract shall govern in the event of a conflict between the terms of this Contract and the Section 403(b) Plan; provided, however, the terms of the Section 403(b) Plan shall govern if the exercise of any terms in this Contract that conflict with the terms in the Section 403(b) Plan would cause any or all of a participant's account to not comply with the requirements of Code Section 403(b); provided further, in no case may the terms of the Section 403(b) Plan expand the terms of this Contract or impose any responsibilities or duties on Us not specifically set forth in this Contract.

2. Reliance on Representations and Information Sharing. We shall rely upon the representations provided to us by the Eligible Employer that maintains the
     Section 403(b) Plan regarding the contents of the applicable Section 403(b) Plan document or any delegation of authority or responsibility by such Eligible Employer thereunder. The Eligible Employer is responsible for sharing with Us information that is necessary for Us to administer this Contract in accordance with the terms of the Section 403(b) Plan and the Code, including information necessary for Us to satisfy any withholding or information reporting obligations that We may have under the Code with respect to this Contract. We shall rely upon the Eligible Employer's instructions in permitting Contributions to, permitting exchanges, and making distributions from this Contract (including loans) in accordance with the terms of the Section 403(b) Plan. In the absence of representations, instructions or information from the Eligible Employer (in the form and manner required by Us) that We deem necessary to administer this Contract in conformity with the Section 403(b) Plan and the Code, We will administer this Contract in the manner We deem appropriate to comply with the requirements of Code Section 403(b). Except to the extent otherwise provided by law or agreed to between Us and the Eligible Employer, We shall share with the Eligible Employer information regarding this Contract that the Eligible Employer reasonably requests for purposes of ensuring adherence to the terms of the Section 403(b) Plan.


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3.   Deduction of Recordkeeping and Administrative Fees. The Eligible Employer
     may instruct Us to deduct recordkeeping and other administrative fees from the account balance of Your Contract. Such fees shall be sent by Us directly to the party specified by the Eligible Employer. All such fees deducted from your Contract shall not be subject to any otherwise applicable withdrawal or surrender charge.

F. TAX TREATMENT AND PROVISIONS FOR ANY NONQUALIFIED PORTION

To the extent that (and so long as) any portion (or all) of the Contract is finally determined by the appropriate authorities or parties to the Contract to not qualify as part of a TSA arrangement, such portion nevertheless shall be treated as separate contract that qualifies as an annuity contract for federal tax purposes, and shall be subject to the provisions of this Section F, except to the extent that any of these Section F provisions are specifically overridden by some other endorsement or rider to the Contract. Absent such an override, any such separate annuity contract shall be subject to the following provisions in this Section F to maintain its annuity tax qualification:

1.   Required Distributions Before or After the Annuity Start Date

     (a) Death of Owner or Primary Annuitant, or Change of Primary Annuitant. Subject to the alternative election, spouse beneficiary and interpretative provisions in subsection (b) or (c) immediately below, or in the tax qualification provisions in Section F.2 below, -

          (i) If any Owner dies on or after the Annuity Start Date and before the entire interest in this contract has been distributed, the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution being used as of the date of such death;

          (ii) If any Owner dies before the Annuity Start Date, the entire interest in this contract shall be distributed within 5 years after such death;

          (iii) If the Owner is not an individual, then for purposes of the immediately preceding subparagraph (i) or (ii), (1) the Primary Annuitant (see subparagraph (c)(i) below) under this contract shall be treated as the Owner, and (2) any change in the Primary Annuitant allowed by this contract shall be treated as the death of the Owner; and

          (iv) Any postponement of the Annuity Start Date, if allowed by this contract, may not be postponed beyond the Primary Annuitant's attaining age 95, without Our written consent.

     (b) Alternative Election and Spousal Beneficiary Provisions That Satisfy Distribution Requirements. Subject to any restrictions imposed by any Regulations or other published guidance from the IRS interpreting Code
          Section 72(s) -

          (i) If any portion of the interest of an Owner described in subsection (a) immediately above is payable to or for the benefit of an individual designated as a beneficiary by an Owner, and such beneficiary elects after such death to have such portion distributed over a "Qualifying Distribution Period" (described herein) that is allowed by this contract upon such death, then for purposes of satisfying the requirements of subparagraph
               (a)(i) or (a)(ii) immediately above, such portion shall be treated as distributed entirely on the date such periodic distributions begin. A "Qualifying Distribution Period" is a period that (1) does not extend beyond such beneficiary's life (or life expectancy) and (2) starts within one year after such death.

          (ii) Such a designated beneficiary includes any individual joint Owner or successor Owner who becomes entitled to any portion of such an interest upon an Owner's death, or any other individual who controls the use of the cash value of such a portion upon an Owner's death. Any designated beneficiary may elect any settlement or other distribution option that is allowed by this contract upon an Owner's death if the option is for a Qualifying Distribution Period. In determining which distribution options can qualify for such a Qualifying Distribution Period, We may treat any contract amount that is payable upon an Owner's death to a trust (or other entity) for the benefit of an individual beneficiary as an interest (or portion thereof) that is payable for the benefit of such a designated beneficiary under this subsection (b), where such individual beneficiary certifies to us that he or she (1) is treated as the tax owner of such a trust amount for federal income tax purposes (e.g., under Code Sections 671- 678) and (2) can compel its distribution to himself or herself from such trust.


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          (iii) If any portion of the interest of an Owner described in subsection (a) immediately above is payable to or for the benefit of such Owner's surviving spouse (e.g., as a result of such spouse being a joint Owner), then such spouse shall be treated as the Owner with respect to such portion for purposes of the requirements of subsection (a). Where such spouse is the sole designated beneficiary of this contract upon such Owner's death, such spouse may elect to continue this contract as the Owner, and We may treat such spouse as the annuitant if such deceased Owner was the annuitant and no other surviving annuitant has been designated.

     (c) Interpretative Provisions. Subject to any contrary provisions in any Regulations or other published guidance from the IRS interpreting Code
          Section 72(s):

          (i) The Primary Annuitant means the individual, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the contract, as defined in Code
               Section 72(s)(6)(B) (and any Regulations relating thereto).

          (ii). We will treat any holder of this contract as its Owner for purposes of subsection (a) or (b) immediately above where necessary or appropriate

2. Tax Qualification. This contract is intended to qualify as an annuity contract for federal income tax purposes and to satisfy the applicable requirements of Code Section 72(s). To achieve these purposes, the provisions of this contract (including this Endorsement and any other endorsement or rider to the contract that does not specifically override these Section 72(s) tax qualification provisions) shall be interpreted to ensure or maintain such a tax qualification, despite any other provision to the contrary. Any benefits, payments or distributions under this contract shall be conformed or restricted to, or made in, any amount, time and manner needed to maintain such a tax qualification under the applicable provisions of the Code and Regulations. We reserve the right to amend this Endorsement or the contract from time to time to reflect any clarifications that may be needed or are appropriate to maintain such a tax qualification or to conform this contract to any applicable changes in the tax qualification requirements. We will send the owner and annuitant a copy of any such amendment, and when required by law, We will obtain the approval of the appropriate regulatory authority.

MetLife Insurance Company of Connecticut has caused this endorsement to be signed by its [President] at Our Home Office.

                                     METLIFE INSURANCE COMPANY OF CONNECTICUT


                                     /s/ Michael Farrell

                                     [PRESIDENT]


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